Exhibit 5.8

Baker & McKenzie Luxembourg
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Washington, DC

LEGAL OPINION

To the attention of:

Meritor, Inc
2135 West Maple Road
Troy, Michigan 48084-7186

(the “Addressee”)

31 May 2013

Re.: Meritor Luxembourg S.à r.l. - subsidiary guaranty

Dear Sirs,

I. Introduction

We have been appointed as legal counsel in the Grand-Duchy of Luxembourg (“Luxembourg”) by Meritor Luxembourg S.à r.l., a Luxembourg société à responsibilité limitée, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 72.248 (the “Company”) in order to provide you with this legal opinion under Luxembourg law in connection with the execution, delivery, issuance and sale of a guarantee by the Company of USD 275,000,000 aggregate principal amount of 6-3/4% notes due 2021 (the "Notes") of Meritor, Inc. ("Meritor") in an underwritten public offering of the Notes, together with other guarantees of the Notes by the other direct and indirect subsidiaries of Meritor.

Unless otherwise specified in this legal opinion, capitalized terms used but not defined have the meaning given in Schedule 1 hereto, which forms an integral part of this legal opinion.

Baker & McKenzie Luxembourg is a member of Baker & McKenzie International.

II. Scope of the legal opinion

1.	This legal opinion is strictly confined to the specific matters of Luxembourg law and has been prepared without considering the implications of any laws of any jurisdictions other than Luxembourg and, accordingly, we express no opinion with regard to any systems of law other than the laws of the Grand-Duchy of Luxembourg.

2.	This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Where an assumption is stated to be made in this legal opinion, we have not made an investigation with respect to the matters that are the subject of such assumption.

3.	We have, for the purpose of this legal opinion, solely examined the documents (final draft, originals, copies, translations or facsimile or electronic copies) that are listed in Schedule 1 hereto and referred to as the “Examined Documents”.

4.	We express no opinion herein with respect to any matter relating to any contractual obligations binding the Company and which may result from any contract, agreement, deed, undertaking or document or any matter in connection therewith of a contractual or legal nature, which is simply referred to in the Examined Documents.

5.	We have not relied upon any documentation other than the Examined Documents and, other than having examined the Examined Documents, we have not made any inquiries or investigations other than those stated in this legal opinion and such other inquiries and investigations as we have deemed relevant necessary to provide the opinions set forth herein.

6.	The declarations made in this legal opinion are stated and are only valid as at the date hereof.

7.	Other than inquiries and investigations stated in this legal opinion as we have deemed relevant and necessary to provide the opinions set forth herein, we are not responsible for (a) investigating and verifying the accuracy of the statements of fact and the reasonableness of (i) any statements of opinion, (ii) intention, and (iii) representations and warranties contained in the Examined Documents, (b) verifying that no material facts or contractual provisions have been omitted and (c) verifying whether the parties thereto (which for the avoidance of doubt, includes the Company) or any of them have complied, or will comply with them and with the terms and conditions of any obligations binding upon them.

8.	We shall have no duty to inform the Addressee of any changes in Luxembourg law, in the legal status of the Company or any other circumstance, occurring after the date of this legal opinion and which affect the matters addressed herein.

9.	In this legal opinion, unless otherwise specified, the terms “law”, “Laws” “legislation” and “regulation” and all other similar terms refer to all laws and regulations that are applicable within the territory of the Grand Duchy of Luxembourg.

10.	We do not give any opinion with respect to accountancy and to the compliance of the Company with Luxembourg tax law or any tax consequences of the execution and performance of the Transaction Document.

III. Statements of legal opinion

On the basis of and subject to the assumptions and qualifications set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company has full capacity, power and authority to enter into and execute the Transaction Document and to perform all relevant obligations under the Transaction Document.

2.	The Company has taken all necessary corporate action to authorize the execution, delivery and the performance of the Transaction Document.

IV. Assumptions

In rendering this legal opinion, we have, without verification or other enquiry, assumed:

1.	The genuineness of all signatures, the authenticity, completeness and accuracy of all the Examined Documents as originals, and the conformity with original documents of all Examined Documents submitted to us as copies, electronic or facsimile copies hereof.

2.	That the persons purported to sign the Examined Documents have signed them.

3.	The legal capacity of the individuals, and the authority of the individuals (other than those acting on behalf of the Company) who have executed any of the Examined Documents (either on their behalf or as representative of another person or entity).

4.	That all the necessary corporate and other actions have been taken in order to allow each of the parties to the Transaction Document (other than the Company) to validly execute and deliver the Transaction Document and to perform its respective obligations thereunder.

5.	That there is no provision of the laws of any jurisdiction (other than the laws of Luxembourg) which would or might have any implication in relation to the opinions expressed herein.

6.	That there is no contractual or other prohibition (other than any arising under the laws of the Luxembourg) prohibiting the Company from entering into and performing its obligations under the Transaction Document; and that each of the parties to the Transaction Document (other than the Company) is not or will not be, by reason of the performance of the Transaction Document, in breach of any of its obligations under any previous contractual arrangements.

7.	That each of the parties to the Transaction Document (other than the Company) is a validly existing entity with the capacity and power and authority to enter into, execute, deliver and perform the Transaction Document and all obligations thereunder, in compliance with all requisite corporate action and documents governing such entity.

8.	That the Transaction Document contains all relevant information which is material for the purposes of this legal opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) or any other matter which renders such information inaccurate, incomplete or misleading or which affects the opinions stated in this legal opinion.

9.	That the Transaction Document has been validly executed and delivered by all the parties thereto (other than the Company).

10.	That the manner of execution of the Transaction Document is valid and effective under the laws of the State of New York, and under any other law which may have been applicable according to the place of execution (other than Luxembourg law).

11.	That all contractual obligations created under or pursuant to the Transaction Document are executed and will be performed in good faith by the parties thereto (which, for the avoidance of doubt, includes the Company) and without committing any fraud or cheating.

12.	That none of the Examined Documents has been amended, supplemented, replaced or varied, nor has been revoked as at the date hereof.

13.	That any consents, approvals, registrations, licenses or other actions by or with any governmental authority required to be obtained or made by the parties in any such jurisdiction other than by the Company in Luxembourg in order to execute, deliver or perform such Examined Documents have been or will be obtained or made at the appropriate times.

14.	That since the effective date of the Certificate of Non-Inscription of a Judicial Decision, no petition has been filed with a Court for the opening of winding-up (in the meaning of voluntary or not liquidation and dissolution), bankruptcy, suspension of payments or similar proceedings against the Company; and the Company has not been granted a suspension of payments or declared bankrupt or been subject to any similar procedure (which includes, without however limitation, controlled management (“gestion contrôlée”), moratorium of payments (“sursis de paiement”) and composition procedures (“concordat préventif de faillite”) and since effective date of the Certificate of Non- Inscription of a Judicial Decision, the Company has not been subject to any of the above proceedings.

15.	That the information contained in the Extract, the Certificate of Non-Inscription of a Judicial Decision is complete, correct and accurate at the date hereof.

16.	That the obligations created under or pursuant to the Transaction Document constitute legal, valid, binding obligations of each of the parties enforceable against the respective parties thereto in accordance with their terms, under all applicable laws.

17.	That no proceedings have been instituted or injunction granted against the Company, which might restrain it from performing any of its obligations under the Transaction Document.

18.	That the Transaction Document is in the best interest of the Company, are not disproportionate to the Company’ financial means and are entered into at arm's length terms (conditions commerciales normales).

V. Qualifications

This legal opinion is subject to the following qualifications:

1.	In this legal opinion, some Luxembourg legal concepts are expressed in English terms and not in their original French terms. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of Luxembourg and this legal opinion should be read and understood accordingly. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought before a Luxembourg Court.

2.	Translation into French or German language from all or from part of the Examined Documents may be required by a Luxembourg Court in any proceedings where the Examined Documents might be produced.

3.	Luxembourg Courts as well as a Luxembourg “autorité constituée” may require the prior registration of the Transaction Document with the Administration de l’Enregistrement et des Domaines in Luxembourg, or any other document, if they were to be produced in a Luxembourg Court action or presented either directly or by way of reference to a Luxembourg “autorité constituée”, as the case may be, in which case one of the two following rates, i.e. a nominal registration duty of EUR 12 (twelve Euro) or an ad valorem duty of 0.24 (zero point twenty-four) per cent (calculated on the basis of the payment obligation contained in the document concerned), depending on the nature of the document submitted to registration, would become payable.

4.	For the purpose of statement of opinion 1 of section III., “validly existing under the laws of Luxembourg” does not mean a wealthy financial situation.

5.	The terms "ancillary", "necessary", "required", "useful", "desirable" or "appropriate" are terms which are not legally defined and may therefore be subject to the appreciation of a judge.

6.	The Extract and the Certificate of Non-Inscription of a Judicial Decision are not conclusively capable of revealing whether or not (i) winding-up (in the meaning of “dissolution”) has been made or a resolution passed for the dissolution of the Company or (ii) an order for the “bankruptcy” (faillite) or a “judicial liquidation” (liquidation judiciaire) has been made or (iii) if controlled management (“gestion contrôlée”), moratorium of payments (“sursis de paiement”) and composition procedures (“concordat préventif de faillite”) were granted to the Company. The registration with the Luxembourg Trade and Companies Register of an excerpt of one of the above procedures or judicial decisions, as the case may be, has to be done within one month from the date of the resolution or of the judicial decision, so that it is not possible to determine whether a corporate decision in relation to item (i) or a judicial decision in relation to items (ii) and (iii) has been taken but is not yet filed with the L Luxembourg Trade and Companies Register, or whether the excerpt of the corporate decision or of the judicial decision, as the case may be, has been properly filed with the Luxembourg Trade and Companies Register in accordance with the Luxembourg law on the trade and companies register and the annual accounts dated 19 December 2002 (as amended).

VI. Consent

This legal opinion is delivered to the Addressee in such capacity attributed to it under the Transaction Document and is only for its use. We hereby consent to the filing of this legal opinion as an Exhibit to a Current Report on Form 8-K (pursuant to Section 13 OR 15(d) of the US securities exchange act of 1934) to be filed by Meritor.

VII. Applicable law and jurisdiction

As stated in paragraph II. 1, this legal opinion herein is exclusively based upon, governed by and shall be construed in accordance with the laws of Luxembourg effective on the date hereof.

Luxembourg Courts shall have exclusive jurisdiction to settle any dispute, proceeding, suit or action that may arise out of or be in connection with this legal opinion.

Yours faithfully,

/s/ Jean-François Findling
Jean-François Findling
Avocat à la Cour

SCHEDULE 1:

List of Examined Documents

1.	A pdf copy of coordinated articles of association of the Company dated 18 March 2005 (the “Articles of Association”);

2.	A pdf copy of the resolutions adopted by the sole manager of the Company dated 28 May 2013 (the “Resolutions”);

3.	A pdf extract of the Luxembourg Trade and Companies Register relating to the Company, dated 30 May 2013 (the “Extract”);

4.	A pdf certificate of non-inscription of a judicial decision issued by the Luxembourg Trade and Companies Register on 30 May 2013 (the “Certificate of Non-Inscription of a Judicial Decision”); and

5.	A pdf copy of an executed subsidiary guaranty, as of 31 May 2013, entered into by, among others, the Company as guarantor for the benefit of The Bank of New York Mellon Trust Company N.A. as Trustee and the Holders of Notes (the “Transaction Document”).

The documents listed in items 1. to 5. shall be referred to as the “Examined Documents”.